UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 14, 2019

EVELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38473	46-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
620 Memorial Drive
Cambridge, Massachusetts 02139
(Address of principal executive offices) (Zip Code)
(617) 577-0300
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (ß230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (ß240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 14, 2019, Noubar B. Afeyan, Ph.D. resigned as a member of the Board of Directors (the "Board") of Evelo Biosciences, Inc. (the "Company").

Contemporaneously with Dr. Afeyan’s resignation, David R. Epstein was elected as Chairman of the Board to succeed Dr. Afeyan who previously served in this position. In addition, in order that each class of the Board following Dr. Afeyan’s resignation consists, as nearly as may be possible, of one-third of the total number of directors then constituting the entire Board, Mr. Epstein agreed to resign as a Class II director effective immediately prior to his appointment as a Class III director, which appointment was effective on September 14, 2019. As a Class III director, Mr. Epstein is to serve until the Company’s annual meeting of stockholders to be held in 2021 and until his successor is duly elected and qualified or his earlier death, disqualification, resignation or removal.

In connection with his appointment as Chairman of the Board, the Company entered into a letter agreement with Mr. Epstein (the "Letter Agreement") effective September 16, 2019 pursuant to which Mr. Epstein will provide strategic advisory and other consulting services to the Company. The Consulting Agreement has an one year term and may be earlier terminated by either Mr. Epstein or the Company upon 30 days’ notice, or 24 hours’ notice by the non-breaching party in the event of a breach. In accordance with the terms of the Consulting Agreement, Mr. Epstein was granted an option to purchase 75,000 shares of the Company’s common stock for an exercise price of $7.93, which award vests in 36 equal monthly installments subject to his continued service as Chairman of the Board on the applicable vesting date. Under the Letter Agreement, Mr. Epstein also is entitled to receive (i) an annual equity award on each anniversary of his appointment as Chairman of the Board in the form of an option to purchase shares of the Company’s common stock having an aggregate grant date fair market value equal to approximately $225,000, as determined by the Board in its discretion based on customary option pricing methodologies, which award vests in full on the first anniversary of the grant date, subject to his continued service as Chairman of the Board on the applicable vesting date, and (ii) an aggregate annual cash retainer of $150,000 for his service as Chairman of the Board and on any committees of the Board (whether as a member or the chair of any such committees). All of the foregoing options, to the extent then outstanding, will be subject to accelerated vesting upon the occurrence of a change in control of the Company. Mr. Epstein has agreed that the foregoing-described compensation is in lieu of, and not in addition to, the compensation provided under the Company’s Non-Employee Director Compensation Program (the "Compensation Program") and that he will not be entitled to receive any cash or equity compensation provided pursuant to the Compensation Program while receiving the compensation described in the Letter Agreement.

The Company entered into a separate consulting agreement with Mr. Epstein (the "Consulting Agreement") effective September 16, 2019 pursuant to which he was granted an option to purchase 75,000 shares of the Company’s common stock, which award vests in 36 equal monthly installments subject to his continued provision of consulting services to the Company pursuant to the Consulting Agreement on the applicable vesting date. Under the Consulting Agreement, Mr. Epstein also is entitled to receive (i) an annual equity award on each anniversary of the effective date of the Consulting Agreement in the form of an option to purchase shares of the Company’s common stock having an aggregate grant date fair market value equal to approximately $225,000, as determined by the Board in its discretion based on customary option pricing methodologies, which award vests in full on the first anniversary of the grant date, subject to his continued provision of consulting services to the Company pursuant to the Consulting Agreement on the applicable vesting date, and (ii) an aggregate annual cash consulting fee of $300,000 for his consulting services. All of the foregoing options, to the extent then outstanding, will be subject to accelerated vesting upon the occurrence of a change in control of the Company.

The foregoing descriptions of Mr. Epstein’s Letter Agreement and Consulting Agreement are qualified in their entirety by reference to the full text of the Letter Agreement and the Consulting Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated September 16, 2019, between Evelo Biosciences, Inc. and David R. Epstein
10.2	Consulting Agreement, dated September 16, 2019, between Evelo Biosciences, Inc. and David R. Epstein

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: September 18, 2019	By:	/s/ Daniel S. Char
Daniel S. Char
General Counsel & Secretary